Exhibit 10.1

EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”) is made and entered into as of January 28, 2016, by and among HeartWare International, Inc. (the “Company”), Engaged Capital LLC (“Engaged”) and each of the other related Persons (as defined below) set forth on the signature pages hereto (collectively with Engaged, the “Engaged Group”). The Engaged Group and each of their Affiliates (as defined below) and Associates (as defined below) are collectively referred to as the “Investors.” The Company and the Investors are referred to herein as the “Parties.”

RECITALS

WHEREAS, that certain Business Combination Agreement dated September 1, 2015 by and among the Company, Valtech Cardio, Ltd. and the other parties set forth therein has been terminated;

WHEREAS, the Engaged Group Beneficially Owns (as defined below) shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) totaling, in the aggregate, 230,000 shares, or approximately 1.3%, of the Common Stock issued and outstanding on the date hereof; and

WHEREAS the Company and the Investors have determined to come to an agreement with respect to the nomination of members of the Company’s board of directors (the “Board”) at the 2016 annual meeting of stockholders of the Company (including any adjournment or postponement thereof, the “2016 Annual Meeting”), and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Board Matters. (a) As promptly as practicable following the execution of this Agreement, the Company and the Engaged Group shall cooperate in good faith to select a mutually agreed-upon director nominee (the “Agreed Nominee”) as soon as possible but in any event no later than forty-five (45) days from the date of this Agreement. Any person selected as the Agreed Nominee shall be independent of each of the Company and the Engaged Group and its Affiliates and Associates, including qualifying as “independent” pursuant to NASDAQ listing standards, and shall satisfy each of the other criteria and requirements set forth in Section 1(f) hereof.

(b) The Board and all applicable committees of the Board shall take all action necessary to appoint the Agreed Nominee to the Board to serve as a director of the Company, subject to the terms of this Agreement, by increasing the size of the Board from nine (9) directors to ten (10) directors, and appointing the Agreed Nominee to fill such resulting vacancy; provided, that the Company shall not be required to take such action to increase the size of the

Board or to appoint the Agreed Nominee to the Board if the Engaged Group does not at the time of such actions collectively Beneficially Own one percent (1%) or more of the outstanding Voting Securities (as defined below) (such percentage, the “Minimum Interest”).

(c) The Board and all applicable committees of the Board agree to take all necessary actions to nominate the Agreed Nominee at the 2016 Annual Meeting to serve as a director of the Board with a term expiring at the 2019 annual meeting of stockholders of the Company (including any adjournment or postponement thereof, the “2019 Annual Meeting”) and shall recommend that the Company’s stockholders vote in favor of the Agreed Nominee at the 2016 Annual Meeting and otherwise solicit proxies for his or her election in the same manners as for all other persons on the Company’s slate of director nominees; provided, that the Company shall not be required to take such action to nominate the Agreed Nominee or recommend a vote in favor of the Agreed Nominee if the Engaged Group does not at the time of such actions collectively Beneficially Own the Minimum Interest.

(d) Each of the Investors agrees not to nominate any person for election to the Board at the 2016 Annual Meeting or submit any stockholder proposal for consideration at the 2016 Annual Meeting. At the 2016 Annual Meeting, each of the Investors agrees to appear in person or by proxy and to vote all of the Voting Securities it Beneficially Owns in favor of the election of the Company’s slate of director nominees and to vote in accordance with the Board’s recommendation with respect to any stockholder proposals or other business presented at the 2016 Annual Meeting.

(e) The Company agrees that if the Agreed Nominee (including any substitute person recommended pursuant to this Section 1(e)) is (i) unable to serve as a director, resigns as a director or is removed as a director without cause prior to the end of the Restricted Period (as defined below) and (ii) at that time the Engaged Group collectively Beneficially Owns at least the Minimum Interest, then the Company and the Engaged Group shall cooperate in good faith to select a mutually agreed-upon substitute person for appointment or election to the Board subject to review and approval by the Nominating and Governance Committee of the Board (the “Nominating Committee”) and shall be reasonably satisfactory to the Engaged Group; provided, that any such substitute person shall qualify as “independent” pursuant to NASDAQ listing standards (or other securities exchange on which the Company’s securities may then be traded), and shall satisfy each of the other criteria and requirements set forth in Section 1(f) hereof. Upon the acceptance of a replacement director nominee by the Nominating Committee, the Board will take such actions as necessary to appoint such replacement director to the Board no later than five (5) business days after the Nominating Committee’s recommendation of such replacement director.

(f) Each of the Parties acknowledges and agrees that the Agreed Nominee (and each substitute person recommended pursuant to Section 1(e) hereof) shall be required to: (i) comply with the Company’s Corporate Governance Guidelines and Code of Conduct and Business Ethics Policy, including all policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including all applicable conflict of interest, confidentiality, stock ownership, insider trading and corporate governance policies, guidelines and manuals of the Company (the “Governance Guidelines”); (ii) not enter into any agreement, arrangement or understanding with any person (x) other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Company, (y) concerning how such Agreed Nominee, if elected as a director of the Company, will act or vote on any issue or question, or (z) that could limit or interfere with such Agreed Nominee’s ability to comply, if elected as a director of the Company, with such Agreed Nominee’s fiduciary duties under applicable law; (iii) keep confidential any and all information concerning or relating to the Company or any of its Affiliates or Associates, together with any notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Company Confidential Information”) and not disclose to any third parties discussions or matters considered in meetings of the Board or Board committees; and (iv) complete the Company’s standard director and officer questionnaire and other reasonable and customary director documentation (including a representation and agreement as contemplated by the Bylaws and the Governance Guidelines) required by the Company in connection with the election of Board members. Upon election to the Board, the Agreed Nominee will be subject to the same protections and obligations, and shall have the same rights and benefits, as are applicable to all other directors of the Company.

(g) The Company agrees that within three (3) days of appointing the Agreed Nominee to the Board, the Board and all applicable committees of the Board shall take all action necessary to form a strategy committee of the Board (the “Business Strategy Committee”), with such committee having five (5) total members, who shall be the Agreed Nominee, Ray Larkin, Stephen Oesterle, Timothy Barberich and Douglas Godshall. Ray Larkin, as Chairperson of the Board, shall serve as the Chairperson of the Business Strategy Committee. The Board will also agree on a charter to govern such Business Strategy Committee.

2. Settlement Covenants. (a) Engaged Capital Master Feeder I, LLP hereby irrevocably withdraws its letter dated December 28, 2015 providing notice to the Company of its intention to nominate certain individuals for election as directors of the Company at the 2016 Annual Meeting (the “Engaged Shareholder Nomination”).

(b) Each member of the Engaged Group shall immediately cease all efforts, direct or indirect, in furtherance of the Engaged Shareholder Nomination and any related solicitation in connection with the Engaged Shareholder Nomination, including any negative solicitation efforts relating to the 2016 Annual Meeting concerning the Company and members of the slate of nominees proposed by the Company.

(c) Engaged Capital Master Feeder I, LLP irrevocably withdraws its demands for a stockholder list, and other materials and books and records pursuant to Section 220 of the Delaware General Corporation Law or otherwise.

3. Standstill. (a) For the purposes of this Agreement, the “Restricted Period” shall mean the period from and after the date of this Agreement until the day that is thirty (30) days prior to the advance notice deadline for making director nominations at the 2017 annual meeting of stockholders of the Company (including any adjournment or postponement thereof).

(b) During the Restricted Period, none of the Investors shall, directly or indirectly, and each Investor agrees and shall cause each of its Affiliates and Associates not to, directly or indirectly, with respect to the Company (it being understood that the foregoing shall not restrict the Agreed Nominee from taking any action in his or her capacity as a director in a manner consistent with his or her fiduciary duties to the Company):

(i) solicit proxies or written consents of stockholders (including, without limitation, any solicitation of consents with respect to the call of a special meeting of stockholders) or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of Voting Securities, or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in or in any way engage or assist any third party in any “solicitation” (as such term is defined under the Exchange Act) of any proxy, consent or other authority to vote or withhold from voting any Voting Securities;

(ii) encourage, advise or influence any Person, or assist any third party in so encouraging, advising or influencing any Person, with respect to the giving or withholding of any proxy, consent or other authority to vote any Voting Securities or in conducting any type of referendum;

(iii) form, join or in any way participate in a partnership, limited partnership, syndicate or “group” (as defined under Section 13(d) of the Exchange Act), with respect to the Voting Securities (other than a “group” that includes only other members of the Engaged Group), or otherwise support or participate in any effort by, or initiate any discussions or enter into any negotiations, arrangements or understandings with, a third party with respect to the matters set forth in this Section 3;

(iv) seek or encourage any Person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors or with respect to the submission of any stockholder proposal, except that this clause (iv) shall not limit the rights of the Engaged Group as expressly set forth in Section 1(e) of this Agreement;

(v) present (or request to present) at any annual meeting or any special meeting of the Company’s stockholders or in connection with any action by written consent, any proposal for consideration for action by stockholders or propose (or request to propose) any nominee for election to the Board or seek representation on the Board or the removal of any member of the Board, except that this clause (v) shall not limit the rights of the Engaged Group as expressly set forth in Section 1(e) of this Agreement;

(vi) grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Voting Securities in a voting trust or subject them to a voting agreement or other arrangement of similar effect (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

(vii) make any request under Section 220 of the Delaware General Corporation Law or other applicable legal provisions regarding inspection of books and records or other materials (including stocklist materials);

(viii) institute, solicit, assist or join as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions), other than to enforce the provisions of this Agreement;

(ix) without the prior approval of the Board, separately or in conjunction with any other Person in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose, suggest or recommend (publicly, privately or to the Company) or participate in, effect or seek to effect, any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, sale or acquisition of assets, liquidation, or dissolution involving the Company or any of its Affiliates or its or their securities or the assets or businesses of the Company or any of its Affiliates (collectively, an “Extraordinary Transaction”) or encourage, initiate or support any other third party in any such activity; provided, however, that nothing in this Section 3(b)(ix) shall affect the ability of the Investors from tendering or voting their shares in an Extraordinary Transaction effected by a third party;

(x) enter into any negotiations, agreements, arrangements or understandings with any third party with respect to the matters set forth in this Section 3; or

(xi) take any action which would cause or might reasonably lead to the Company to be required to make public disclosure regarding any of the foregoing or request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would reasonably be likely to require public disclosure by the Investor or the Company.

(c) As used in this Agreement: (i) the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or other securities, whether or not subject to the passage of time or other contingencies; (ii) the term “Beneficial Owner” shall have the same meaning as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a Person will also be deemed to beneficially own (A) all Voting Securities which such Person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (B) all Voting Securities in which such Person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of any Voting Securities (and the term “Beneficially Own” shall have a correlative meaning); and (iii) the terms “Person” or “Persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

4. Non-Disparagement. During the Restricted Period, the Company, on the one hand, and each Investor, on the other hand, will each refrain from making, and will cause their respective Affiliates and Associates and its and their respective Representatives (as defined below) not to make, any statement or announcement that relates to or constitutes an ad hominem attack on, or that relates to and otherwise disparages, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by or on behalf of such Investor, the Company or any of its Affiliates or Associates or any of its or their respective officers, directors or employees or any person who has served as an officer, director or employee of the Company or any of its Affiliates or Associates; and (b) in the case of statements or announcements by or on behalf of the Company, each Investor and its respective Affiliates and Associates and its and their respective principals, directors, officers, employees, members or general partners or any person who has served as such. The foregoing will not prevent the making of any factual statement in any compelled testimony or the production of information, whether by legal process, subpoena or as part of a response to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought. For purposes of this Agreement, “Representatives”, with respect to each Party, shall mean such Party’s principals, directors, officers, employees, general partners, members, agents, representatives, attorneys and advisors acting at the direction or on behalf of such Party.

5. Representations and Warranties of the Company. The Company represents and warrants to the Engaged Group that: (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound or (iii) result in or constitute a change in control for purposes of any of the Company’s existing severance, compensation or change in control agreements and arrangements.

6. Representations and Warranties of the Engaged Group. Each member of the Engaged Group represents and warrants to the Company that: (a) the authorized signatory of such member of the Engaged Group set forth on the signature page hereto has the power and authority to execute this Agreement and to bind it thereto; (b) this Agreement has been duly and validly authorized, executed and delivered by such member of the Engaged Group, constitutes a valid and binding obligation and agreement of such member of the Engaged Group and is enforceable against such member of the Engaged Group in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by such member of the Engaged Group does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such member of the Engaged Group, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member of the Engaged Group is a party or by which it is bound; and (d) as of the date of this Agreement, (i) the Engaged Group Beneficially Owns in the aggregate 230,000 shares of Common Stock and (ii) the Engaged Group does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company or derivative or equity-linked positions therein.

7. Press Release. Following the execution of this Agreement, the Company and the Investors shall jointly issue a mutually agreed upon press release announcing certain terms of this Agreement (the “Press Release”). Neither the Company (and the Company shall cause each of its Affiliates, directors and officers not to) nor any member of the Engaged Group shall make or cause to be made any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The Company shall have an opportunity to review in advance any Schedule 13D filing made by any member of the Engaged Group with respect to this Agreement.

8. Specific Performance. Each Investor, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Parties hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that each Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Parties hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 8 is not the exclusive remedy for any violation of this Agreement.

9. Expenses. Each Party shall each be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby, including, but not limited to, any matters related to the 2016 Annual Meeting; provided, however, that the Company shall reimburse the Engaged Group for the reasonable and documented fees and expenses incurred by the Engaged Group in connection herewith in an amount not to exceed $200,000.

10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

11. Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by email, when such email is sent to the email address set forth below and the appropriate confirmation is received ; or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same. The addresses for such communications shall be:

If to the Company:

HeartWare International, Inc.

500 Old Connecticut Path

Framingham, MA 01701

Attention: Larry Knopf

Email: lknopf@heartware.com

With copies (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Ave

New York, NY 10022

Attention: Clare O’Brien

                 Robert M. Katz

Emails: cobrien@shearman.com

             rkatz@shearman.com

If to the Engaged Group:

Engaged Capital, LLC

610 Newport Center Drive, Suite 250

Newport Beach, California 92660

Attention: Glenn Welling

Email: glenn@engagedcapital.com

With copies (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

65 East 55 Street

New York, NY, 10022

Attention: Steve Wolosky

                 Aneliya Crawford

Email: swolosky@olshanlaw.com

 acrawford@olshanlaw.com

12. Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the laws of another jurisdiction. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Parties hereto or their successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any appellate court therefrom. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

13. Affiliates and Associates; Construction. Each member of the Engaged Group agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement. As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all Persons that at any time during the Restricted Period become Affiliates or Associates of any Person referred to in this Agreement. The obligations of the members of the Engaged Group will be joint and several among such members. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation.

Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties (including by means of electronic delivery).

15. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third-Party Beneficiaries. This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein. No modifications of this Agreement can be made except in writing signed by an authorized representative of each of the Company and Engaged. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the Engaged Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of Engaged. This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other Persons.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

HEARTWARE INTERNATIONAL, INC.

By:	/s/ Douglas Godshall
Name	: Douglas Godshall
Title:	President and Chief Executive Officer

Signature Page to Cooperation Agreement

ENGAGED GROUP:

ENGAGED CAPITAL MASTER FEEDER I, LP

By:	Engaged Capital, LLC, its General Partner

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL MASTER FEEDER II, LP

By:	Engaged Capital, LLC, its General Partner

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL I, LP

By:	Engaged Capital, LLC, its General Partner

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL I OFFSHORE, LTD.

By:
Name:	Glenn W. Welling
Title:	Director

ENGAGED CAPITAL II, LP

By:	Engaged Capital, LLC, its General Partner

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL II OFFSHORE LTD.

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Director

Signature Page to Cooperation Agreement

ENGAGED CAPITAL, LLC

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Founder and Chief Investment Officer

ENGAGED CAPITAL HOLDINGS, LLC

By:	/s/ Glenn W. Welling
Name:	Glenn W. Welling
Title:	Sole Member

/s/ Glenn W. Welling
GLENN W. WELLING

Signature Page to Cooperation Agreement